As filed with the Securities and Exchange Commission on April 7, 1999
                                                     Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           THE NATIONAL REGISTRY INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

          DELAWARE                                           95-4346070
-------------------------------                        ----------------------
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                         Identification Number)

                        2502 ROCKY POINT DRIVE, SUITE 100
                              TAMPA, FLORIDA 33607
                                 (813) 636-0099
               (Address, including zip code and telephone number,
        including area code of Registrant's principal executive offices)

                               JEFFREY P. ANTHONY
                           THE NATIONAL REGISTRY INC.
                        2502 ROCKY POINT DRIVE, SUITE 100
                              TAMPA, FLORIDA 33607
                                 (813) 636-0099
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                               PROPOSED MAXIMUM      PROPOSED MAXIMUM
   TITLE OF SHARES          AMOUNT TO BE        OFFERING PRICE          AGGREGATE             AMOUNT OF
   TO BE REGISTERED          REGISTERED          PER SHARE(1)        OFFERING PRICE(1)     REGISTRATION FEE
----------------------------------------------------------------------------------------------------------
  common stock, $.01         10,316,381            $2.46875            $25,468,566             $7,081
 par value per share         shares(2)
----------------------------------------------------------------------------------------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

     (1) Estimated solely for purposes of calculating the registration fee based upon the average of the bid and asked prices on the NASDAQ SmallCap Market on March 31, 1999 and calculated in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended.

     (2) A presently indeterminable number of shares of common stock are registered hereunder which may be issued upon the exercise of the warrants held by a selling stockholder, in the event certain anti-dilution provisions become operative. No additional registration fee is included for these shares.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED APRIL 7, 1999

                                   PROSPECTUS

                                10,316,381 SHARES

                           THE NATIONAL REGISTRY INC.

                     COMMON STOCK, $.01 PAR VALUE PER SHARE

     The stockholders of The National Registry Inc. ("NRI") listed below may offer and sell 10,316,381 shares of our common stock under this prospectus. Of such shares, 100,000 shares of common stock are issuable upon the exercise of a warrant to purchase common stock and 465,833 shares are issuable upon the exercise of certain options to purchase common stock. The selling stockholders may offer and sell the common stock in the over-the-counter market, in block trades or otherwise, at prevailing market prices, or at privately negotiated prices. See "Selling Stockholders" beginning at page 8 for additional information regarding the shares which may be offered hereby.

     We will not receive any proceeds from the sale of the common stock. We will receive $62,500 if the warrants are fully exercised and $2,006,350 if the options are fully exercised.

     Our common stock is listed on the NASDAQ SmallCap Market under the symbol "NRID."

     THE SHARES OF COMMON STOCK BEING OFFERED BY THIS PROSPECTUS ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF SOME OF THESE RISKS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is April __, 1999.

                                    ABOUT NRI

GENERAL

     NRI and its wholly-owned subsidiary SAFLINK Corporation, design, develop and market a suite of data and network security software products that utilize biometric technologies for more secure and convenient user identification and authentication ("I&A") into personal computers, workstations, on the Internet and servers in networked computer systems. Our products also include software developer kits that allow users to build applications that will positively identify persons seeking access to valuable information and transactions by electronically capturing a specific biological characteristic of an individual, creating a unique digital identifier from that characteristic, and then matching that identifier against a population of similar identifiers (identification) or a single identifier (authentication) in a database.

     We believe that biometric I&A technology provides a more reliable means of identification and, therefore, potentially greater security than non-biometric methods which currently rely on cards, keys, passwords, or other I&A methods that can be easily lost, stolen, duplicated, transferred or discovered by unauthorized persons.

     NRI was organized on October 23, 1991 and was the surviving corporation following the completion of a merger on February 20, 1992 with Topsearch, Inc., a publicly traded company. Our principal executive office is located at 2502 Rocky Point Drive, Suite 100, Tampa, Florida 33607, and our telephone number is
(813) 636-0099.

                                  RISK FACTORS

     THE SHARES OF COMMON STOCK BEING OFFERED BY THIS PROSPECTUS ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE YOU BUY SHARES OF COMMON STOCK.

FORWARD-LOOKING STATEMENTS

     Some of the statements contained or incorporated by reference in this prospectus constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 or Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements with respect to our plans, projections or future performance.

     These forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such statements. See "Risk Factors" below and our periodic reports and other documents filed with the Securities and Exchange Commission for further discussions of certain of the risks, uncertainties and other factors applicable to us, our business and the shares proposed to be sold by this prospectus.

CONTROL OF NRI

     As of March 31, 1999, RMS Limited Partnership, a Nevada limited partnership controlled by Roy M. Speer ("RMS"), beneficially owned 8,021,305 shares of common stock or approximately 47.8% of our common stock, and Francis R. Santangelo beneficially owned 1,391,710 shares of common stock or approximately 8.3% of the common stock. On December 17, 1998, RMS, Francis R. Santangelo and Clearwater Fund III, L.P., a Delaware limited liability company ("Clearwater"), entered into a stock purchase agreement (the "Stock Purchase Agreement"). Under the terms of the Stock Purchase Agreement, RMS purchased 195,500 shares and Mr. Santangelo purchased 34,500 shares of our Series C Convertible Preferred Stock from Clearwater for what we have been informed was (i) a purchase price of $850,000 for RMS and a purchase price of $150,000 for Mr. Santangelo, and (ii) the delivery to Clearwater, after the immediate conversion of all of the shares of Series C Preferred Stock, by RMS of 850,000 shares of common stock and by Mr. Santangelo of 150,000 shares of common stock. RMS converted all of its shares of Series C Preferred Stock into 8,264,138 shares and Mr. Santangelo converted all of his shares of Series C Preferred Stock into 1,458,377 shares of common stock. Also, as a part of this transaction, RMS and Mr. Santangelo contributed $2.0 million to our working capital without the issuance of any additional securities. Accordingly, RMS and Mr. Santangelo are in a position to control our general affairs and control the vote on most matters to be determined by our stockholders, such as electing our directors and directing our business and policies.

     As of March 31, 1999, Mr. Forstmann was the beneficial owner of approximately 776,250 shares of common stock or approximately 4.6% of the outstanding shares of common stock. J. Anthony Forstmann, RMS and Mr. Santangelo are parties to a stockholders' voting agreement, dated March 14, 1995. As part of the stockholders= voting agreement, Mr. Forstmann, Mr. Santangelo and RMS agreed to vote certain shares of common stock for a director nominated by Mr. Forstmann and a director nominated by RMS. Further, each of Mr. Forstmann, RMS and Mr. Santangelo agreed to not vote securities beneficially owned by him or it for certain specified stockholders actions unless Mr. Forstmann and RMS agree to approve such transactions. Accordingly, Mr. Forstmann is in a position immediately to exercise control over certain matters related to our affairs to be determined by our stockholders.

LIMITED OPERATING HISTORY; SUBSTANTIAL ACCUMULATED NET LOSSES

     From our commencement of business in October 1991 through the end of 1997, we were principally engaged in organizational, development and marketing activities. We have an accumulated net loss of approximately $45,337,000 from our inception through December 31, 1998, and have had only limited revenues. In addition, we continue accumulating net losses after such date. We may be unable to generate significant revenues or any net income in the future.

NEED FOR ADDITIONAL FUNDS

     We believe that our existing working capital, even with anticipated cash flows from sales under current contracts, continuation of our operating expense reduction plan and the reduction of capital expenditures will be insufficient to meet our expected working capital needs after May 31, 1999. We will continue to review the options available to us to obtain additional financing as necessary. It is possible that any such additional financing would be obtained through the sale and issuance of additional shares of common stock or securities that are convertible into common stock. Any such additional infusion of capital would substantially increase the number of shares of common stock outstanding on a fully-diluted basis. Our inability to timely obtain such additional funds would cause us to curtail or cease operations. Even if such additional funding is obtained, we may be unable to generate significant sales of our products or services. If we are able to generate significant sales, such sales may be unprofitable.

     NASDAQ SMALLCAP MARKET ELIGIBILITY AND MAINTENANCE REQUIREMENTS; POSSIBLE DELISTING OF SECURITIES FROM THE NASDAQ SMALLCAP MARKET

     The Board of Governors of the National Association of Securities Dealers, Inc. has established certain maintenance standards for the continued listing of a security on the NASDAQ SmallCap Market. The maintenance standards require either:

        o      total net tangible assets of at least $2 million;

        o      market capitalization of $35 million; or

        o net income of $500,000 in the most recently completed fiscal year or in two of the three most recently completed fiscal years.

The maintenance standards also require that the minimum bid price for a security be $1.00 per share. During 1998, NASDAQ notified us that we were not in compliance with the maintenance standards at various times during 1998. We have since been notified by NASDAQ prior to the end of 1998 that we were then in compliance with the first maintenance standard and, based upon the price of our common stock, we believe we are in compliance with the second maintenance standard.

     NASDAQ may find us deficient in the future if we cease to satisfy either of the above described maintenance standards. In the event we fail to satisfy the maintenance requirements described above, our common stock could be delisted from the NASDAQ SmallCap Market and quotations would no longer be available on NASDAQ. If the common stock were excluded from the NASDAQ SmallCap Market, it would adversely affect the price of our common stock, the ability of holders to sell common stock and the ability of potential holders to acquire common stock.

TECHNOLOGICAL AND MARKET UNCERTAINTY

     Various problems may impede the development, production, distribution and marketing of our products and services. We may be limited by our financial and technical abilities in trying to solve these problems. Technology employed in I&A is subject to rapid change. More advanced or alternate technology employed by competitors, currently or in the future, and unavailable to us could give such competitors a significant advantage over us. In addition, concerns about unauthorized (including government) access to private information may impede market acceptance of I&A. It is possible that products and services developed by our competitors will significantly limit the potential market for our products and services or render our products and services obsolete. In addition, laws, rules, regulations or industry standards may be adopted which would materially adversely affect us.

COMPETITION

     We are attempting to compete in the highly competitive market for network and Internet security. This market is dominated by more traditional I&A techniques (such as cards, keys, passwords and personal information). A number of other companies also have biometric I&A technology and have sold systems incorporating such technology in the United States. We are aware of several other companies that produce or are developing other biometric I&A technologies which may compete with us and our technology. These other biometric I&A technologies may also be integrated into I&A products and services that are competitive with those we offer. Such technologies include, among others, identification by eye retina blood vessel patterns, hand geometry and signature analysis.

     Our products and services compete with the products and services offered by companies that have substantially greater resources than us and are better equipped than us. We may be unable to compete successfully against these companies or technologies. Announcements and advances by our competitors concerning new products or features, governmental or other contracts and developments or disputes relative to patents or proprietary rights may have an adverse material impact on our business, condition (financial or otherwise) results of operation and prospects.

DEPENDENCE UPON SOFTWARE LICENSORS

     We have acquired certain rights to biometric I&A software under agreements with software algorithm suppliers including Cogent Systems, Inc. ("Cogent"), ITT Industries, Inc., Learnout & Hauspie Speech Products N.V., Veridicom, Inc. and Visionics Corporation. These rights may be terminated in the event we fail to pay required license fees (including minimum specified payments) or commit any other material breach of such agreements. While, as of the date of this Registration Statement, we are not in default of such agreements, there is no assurance that such defaults will not occur in the future or that we will make the minimum royalty payments required under such agreements. Although our products can be sold without biometric I&A technology to which we have licenses, any loss of the licensed technologies would substantially impair (if not entirely preclude) our ability to compete with products including such technology.

YEAR 2000 EXPOSURE

     We are currently working to resolve the potential impact of the Year 2000 issue on the processing of date-sensitive information by computerized information systems. The Year 2000 issue is the result of computer programs being written using two digits (rather than four) to define the applicable year. Computer programs that have time-sensitive software may recognize a date using A00" as the year 1900 rather than 2000, which could result in miscalculations or system failures. We have not fully completed our efforts to insure that the Year 2000 issue will not have a material adverse impact on our business, condition (financial or otherwise), results of operations and prospects in future periods.

     We believe that all of the software we have developed for sale to others is Year 2000 compliant. All of the developers of other software that we have acquired for use in our business have publicly stated that their products are Year 2000 compliant. We are still evaluating certain of our equipment to determine the extent, if any, of a Year 2000 issue with respect to such equipment. However, we have not yet determined the impact that a Year 2000 failure suffered by vendors, customers, suppliers or other third party service providers would have on us. We believe such a failure could have a material adverse impact on our business, condition (financial or otherwise), results of operations and prospects. We have not developed a contingency plan for dealing with any such failures and are currently evaluating the necessity of developing such a plan. Based on the information we have developed to date, we estimate that the costs of addressing potential problems will not have a material adverse impact on our business, condition (financial or otherwise), results of operations and prospects in future periods. Actual results may differ materially from those anticipated. Specific factors that may cause such material differences include, but are not limited to, the extent to which we might be materially impacted by vendors, suppliers, customers and other third party service providers' failure to remediate their own Year 2000 issues.

LIQUIDATION OR BANKRUPTCY

     In the event of our insolvency, liquidation, bankruptcy, reorganization, dissolution or other winding up, our creditors and the holders of the Series A Preferred Stock will be entitled to payment in full before holders of common stock will be entitled to receive any payments.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of shares of common stock in the public market (or the perception that such sales would occur) could adversely affect the market price of our common stock. Such sales or perceptions of possible sales could also impair our future ability to raise capital. In part as a result of sales (or the perception of the possibility of sales) of common stock pursuant to this prospectus and the Registration Statement of which this prospectus is a part, the market price for our common stock is likely to be volatile. It is possible that this volatility will have an adverse effect on the market price of the common stock.

     Holders of substantially all of our 16,771,480 outstanding shares of common stock as of March 31, 1999 may sell such shares publicly or have the right to require registration of such shares to permit such public sales. As of March 31, 1999, holders of substantially all of the approximately 311,687 shares of common stock issuable upon the exercise of outstanding warrants may sell such shares publicly or have the right to require registration of such shares to permit public sale. The 1,056,026 shares of common stock issuable upon conversion of the shares of Series A Preferred Stock may also be sold in the public market subject to certain restrictions.

        Furthermore, as of March 31, 1999, there have been granted and are outstanding and unexercised under our 1992 Stock Incentive Plan (the "Plan") options to purchase an aggregate of approximately 1,690,668 shares of common stock. In addition, there are approximately 497,632 shares of common stock available for future grants of options under the Plan. We have registered under the Securities Act all of the shares of common stock that may be issued upon exercise of the foregoing stock options. Such shares of common stock will be eligible for sale by the holders thereof to the general public without further registration or compliance with the requirements of Rule 144 (except that our affiliates must comply with the volume limitations of Rule 144). In addition, as of March 31, 1999 we have granted outside of the Plan options to purchase an aggregate of approximately 465,833 shares of common stock to certain employees, directors and consultants. We are registering for re-sale the shares of common stock that may be issued upon exercise of such stock options as part of the Registration Statement of which this prospectus is a part.

     If any of the above-mentioned shares of common stock were sold, whether pursuant to a registration statement, or through a transaction undertaken in compliance with Rule 144 or otherwise, the public market, if any, of our common stock could be adversely affected.

LIMITED LIQUIDITY OF OUR COMMON STOCK

     There is a limited public market for the shares of common stock. Our common stock has been listed on the NASDAQ SmallCap Market since April 27, 1993. From March 31, 1994 through March 30, 1999, the average daily trading volume of our common stock on the NASDAQ SmallCap Market was approximately 40,559 shares. The public trading market for our common stock has been limited, and the market price for our common stock may not necessarily reflect our value. There may not continue to be any active public trading market for the common stock.

MARKET PRICE VOLATILITY

     There has been a history of significant volatility in the market prices of securities of technology companies. Various factors and events, such as our announcements or announcements by our competitors concerning new product developments, governmental or other contracts, and developments or disputes relating to patents or proprietary rights, may contribute to volatility and may have a significant impact on the market price of our common stock. In addition, the market price of our common stock may not bear any relationship to our value.

                                 USE OF PROCEEDS

     We will not receive any proceeds from any sales by the selling stockholders of common stock under this prospectus. If the warrants to purchase common stock which common stock is covered by this prospectus are exercised in full, we would receive gross proceeds of approximately $62,500. If the options to purchase common stock which common stock is covered by this prospectus are exercised in full, we would receive gross proceeds of approximately $2,006,350. Such amounts would be added to and used as working capital, including for developing, testing, marketing and selling our products and services.

                              SELLING STOCKHOLDERS

     An aggregate of 10,316,381 shares of common stock are being registered in this offering for the account of the selling stockholders. Up to 9,722,515 shares of common stock were originally issued upon conversion of shares of our Series C Preferred Stock. As part of the original issuance of our Series C Preferred Stock, we granted certain registration rights with respect to the shares of common stock issuable upon conversion of our Series C Preferred Stock. Such shares are being registered pursuant to such registration rights.

     Up to 465,833 shares of common stock may be offered, after their exercise, if at all, of options granted to certain of our employees, directors and consultants. Up to 100,000 shares of common stock may be offered by Clearwater after its exercise, if at all, of a warrant to purchase common stock at an exercise price of $0.625 per share. These warrants are exercisable at any time and from time to time through February 4, 2002. In addition, we have granted certain registration rights with respect to the shares of common stock issuable upon exercise of such warrants. Such shares are being registered pursuant to such registration rights. Such warrant was issued as part of the sale by Clearwater of its shares of Series C Preferred Stock to RMS and Mr. Santangelo (See "Risk Factors - Control of NRI" above). An outstanding warrant to purchase up to 47,619 shares of common stock at an exercise price of $15.675 previously held by Clearwater was cancelled as part of such transaction.

     The table below presents certain information with respect to persons for whom we are registering the shares for resale to the public. The shares being registered pursuant to the Registration Statement of which this prospectus is a part will be sold, if at all, by the selling stockholders listed below:


                                                                            NUMBER OF SHARES
                              NUMBER OF SHARES       NUMBER OF SHARES       BENEFICIALLY OWNED
NAME                          BENEFICIALLY OWNED     THAT MAY BE SOLD       AFTER OFFERING
----                          ------------------     ----------------       --------------
RMS Limited Partnership            8,021,305            7,414,138              607,167 (1)
Francis R. Santangelo              1,391,710 (2)        1,358,377 (3)           33,333 (2)
Clearwater Fund III, L.P.          1,100,000 (4)        1,100,000 (4)                0
J. Anthony Forstmann                 776,250               92,917 (5)          683,333
Frank M. Devine                      347,249              283,333 (5)           63,916
Jeffrey P. Anthony                   266,667                4,167 (5)          262,500
Karen M. Blonder                      19,863                1,667 (5)           18,196
Timothy J. Brown                      93,916                  833 (5)           93,083
Gregory D. Cahue                      18,584                  417 (5)           18,113
Mary L. Collins                       18,250                  833 (5)           17,417
Cherylann M. George                   27,832                1,333 (5)           26,499
Walter G. Hamilton                    61,333               11,666 (5)           49,667
Gregory C. Jensen                    104,333                1,667 (5)           102,66
Colleen M. Madigan                    61,333                8,333 (5)           53,000




Harvey Mandel                          5,500                1,250(5)             3,250
Richard C. Rickard                     4,945                1,167(5)             3,778
William A. Rogers                        833                  833(5)                 0
Steven Skalski                         5,001                4,167(5)               834
Maril Zbik                             7,917                1,250(5)             6,667


-----------------
     (1) Such amount would represent approximately 3.98% of the outstanding shares of common stock after completion of the offering covered by this prospectus.
     (2) Includes 33,333 shares of common stock issuable upon exercise of certain outstanding options.
     (3) Includes 50,000 shares of common stock issuable upon exercise of certain outstanding options granted outside of the Plan.
     (4) Includes 100,000 shares of common stock issuable upon exercise of a warrant.
     (5) Includes shares of common stock issuable upon exercise of certain outstanding options granted outside of the Plan.

     J. Anthony Forstmann (since October 1991), Frank M. Devine (since June
1997), Francis R. Santangelo (since September 1997) amd Jeffery P. Anthony (since March 1998) are serving as members of our Board of Directors. Since 1991, Mr. Forstmann has also served in the past in various capacities including Chairman of the Board, President and Chief Executive Officer. Mr. Anthony has been our Chairman of the Board since March 1998 and President and Chief Executive Officer since May 1998. All other selling stockholders, other than RMS Limited Partnership and Clearwater Fund III, L.P., are present or future employees of ours.

DESCRIPTION OF CAPITAL STOCK

     The following is a summary of certain matters related to our capital stock. The description of our capital stock is subject to the Delaware General Corporation Law (the "DGCL") and to provisions contained in our Amended Certificate of Incorporation and Amended Bylaws. Copies of our Certificate of Incorporation and Bylaws have been filed as exhibits to the documents incorporated by reference into this prospectus and to which reference is made for a detailed description of the provisions thereof summarized below.

     As of March 31, 1999, our authorized capital stock consisted of 1,000,000 shares of preferred stock 100,000 shares of which are issued and outstanding, and 25,000,000 shares of common stock, of which 16,771,480 shares are issued and outstanding. Other than RMS and Mr. Santangelo, holders of our capital stock have no preemptive or other subscription rights. Of the authorized but unissued shares of common stock as of March 31, 1999;

     o an aggregate of 2,188,030 shares of common stock are reserved for issuance upon the exercise of options granted or which may be granted under the 1992 Stock Incentive Plan and additional options granted to certain employees outside of the 1992 Stock Incentive Plan;

     o an aggregate of 465,833 shares of common stock are reserved for issuance upon the exercise of options granted to certain employees outside of the Plan.

     o 1,056,026 shares of common stock are reserved for issuance upon conversion of the Series A Preferred Stock into common stock; and

     o approximately 311,687 shares of common stock are reserved for issuance upon the exercise of outstanding warrants.

COMMON STOCK

     Each holder of issued and outstanding shares of common stock will be entitled to one vote per share on all matters submitted to a vote of our stockholders. Holders of shares of common stock do not have cumulative voting rights. Therefore, the holders of more than 50% of the shares of common stock will have the ability to elect all of our directors.

     Subject to prior rights of any preferred stock then outstanding, holders of common stock are entitled to share ratably in dividends payable in cash, property or shares of our capital stock, when, as and if declared by our Board of Directors. The common stock will rank, with respect to payment of dividends, behind any accrued dividends on any outstanding preferred stock. We do not expect to pay any cash dividends on our common stock in the foreseeable future.

     Upon our voluntary or involuntary liquidation, dissolution or winding up, any assets remaining after prior payment in full of all of our debts and liabilities and after prior payment in full of the liquidation preference of the preferred stock would be paid ratably to holders of common stock.

     All outstanding shares of common stock are, and any shares of common stock to be issued upon conversion of the shares of Series A Preferred Stock will be, fully paid and non-assessable.

PREFERRED STOCK

     We are authorized to issue up to 1,000,000 shares of preferred stock. Our Board of Directors is authorized to fix the voting rights, liquidation preferences, dividend rights, conversion rights, rights and terms of redemption and certain other rights and preferences of the preferred stock.

     Our Board of Directors may, without stockholder approval, issue shares of preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock and may have the effect of delaying, deferring or preventing a change in control of NRI.

SERIES A PREFERRED STOCK

     We have issued and there was outstanding as of March 31, 1999 100,000 shares of the Series A Preferred Stock. Subject to customary anti-dilution provisions, each share of the Series A Preferred Stock may be converted upon the election of the holder thereof into 10.56026 shares of common stock (1,056,026 shares in the aggregate). The shares of Series A Preferred Stock shall automatically be converted into common stock upon the date on which our cumulative gross revenues since April 28, 1992 exceeds $15 million. As of March 31, 1999, all 100,000 outstanding shares of Series A Preferred Stock were owned by Home Shopping Network, Inc. Except as otherwise provided by law or our Certificate of Incorporation, the holders of Series A Preferred Stock shall not be entitled to vote on any matters submitted to our stockholders.

     The holders of Series A Preferred Stock will not at any time be entitled to any dividends. The shares of Series A Preferred Stock are not redeemable at any time.

     Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of the shares of Series A Preferred Stock would be entitled, before any distribution or payment is made upon any other series of preferred stock or common stock, to be paid an amount equal to $100 per share. After such payment, the holders of Series A Preferred Stock shall not be entitled to any further payment. If upon such liquidation, dissolution or winding up, the assets to be distributed to the holders of Series A Preferred Stock shall be insufficient to permit payment to such holders of the preferential amount to which they are entitled, then all of our assets to be so distributed shall be distributed to the holders of Series A Preferred Stock. Upon any such liquidation, dissolution or winding up, after the holders of Series A Preferred Stock shall have been paid in full the amounts to which they shall be entitled, our remaining net assets may be distributed to the holders of other series of preferred stock and to the holders of common stock.

THE DELAWARE BUSINESS COMBINATION ACT

     Section 203 (the "Delaware Business Combination Act") of the DGCL imposes a three-year moratorium on business combinations between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" (in general, a stockholder beneficially owning 15% or more of a corporation's outstanding voting stock) or an affiliate or associate thereof unless:

     o the board of directors of the corporation approved either the business combination or the transaction resulting in the interested stockholder becoming one prior to its occurrence;

     o upon consummation of the transaction resulting in an interested stockholder becoming such, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding from the calculation of outstanding shares, shares beneficially owned by directors who are also officers and certain employee stock plans); or

     o the business combination is approved by (a) the board of directors of the corporation and (b) holders of at least 66-2/3% of the outstanding shares (other than those shares beneficially owned by the interested stockholder) at a meeting of stockholders on or after an interested stockholder becomes one.

The term "business combination" is defined generally to include mergers or consolidations of the corporation or its majority-owned subsidiary, sales, leases or other transfers or dispositions of the assets or stock of the corporation or its majority-owned subsidiary and transactions which increase an interested stockholder's percentage ownership of stock of the corporation or its majority owned subsidiary. The transaction by which RMS acquired our Series C Preferred Stock was approved by our Board prior to its completion.

     The Delaware Business Combination Act applies to certain corporations incorporated in the State of Delaware unless the corporation expressly elects not to be governed by such legislation and sets forth such election in:

     o the corporation's original certificate of incorporation;

     o an amendment to the corporation's bylaws as adopted by the corporation's board of directors within 90 days of the effective date of such legislation; or

     o an amendment to the corporation's certificate of incorporation or bylaws is approved by (in addition to any other vote required by law) the affirmative vote of a majority of the shares entitled to vote (however, such amendment would not be effective until 12 months after the date of its adoption and would not apply to any business combination between the corporation and any person who became an interested stockholder on or prior to the adoption of such amendment).

We have not made such an election and are therefore subject to the Delaware Business Combination Act.

DIRECTOR AND OFFICER LIABILITY PROVISIONS

     As permitted by the DGCL, the Certificate of Incorporation contains a provision which eliminates under certain circumstances the personal liability of directors (only in their capacities as our directors) to us or our stockholders for monetary damages for a breach of fiduciary duty as a director. The provision in the Certificate of Incorporation does not change a director's duty of care, but it does authorize us to eliminate monetary liability for certain violations of that duty, including violations based on grossly negligent business decisions which may include decisions relating to attempted changes of control of NRI. The provision does not affect the availability of equitable remedies for a breach of duty of care, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. However, in certain circumstances equitable remedies may not be available as a practical matter. The provision in the Certificate of Incorporation in no way affects a director's liability under the federal securities laws. In addition, the Bylaws indemnify, as allowed under the DGCL, its past and current directors and officers for, and provides advancements in respect of all expense, liability and loss reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, either civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of NRI.

GENERAL

     It is possible that our ability to issue preferred stock and the provisions of the Delaware Business Combination Act may discourage other persons from making a tender offer for or acquisitions of substantial amounts of our common stock. This could have the incidental effect of inhibiting changes in management and may also prevent temporary fluctuations in the market price of our common stock which often result from actual or rumored takeover attempts. In addition, the limited liability provisions in the Certificate of Incorporation with respect to directors and the indemnification provisions in the Bylaws with respect to directors and officers may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty and may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise have benefitted us and our stockholders. Furthermore, a stockholder's investment in NRI may be adversely affected to the extent that costs of settlement and damage awards against our directors and officers are paid by us pursuant to the indemnification provisions contained in the Bylaws described above.

TRANSFER AGENT

     The Transfer Agent and Registrar for our common stock is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, California 91201.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois New York, New York. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's Web site at HTTP://WWW.SEC.GOV.

Such material can also be read at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below previously filed by us with the SEC and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

     1.  Annual Report on Form 10-K for the year ended December 31, 1998;

     2.  Proxy Statement dated April 6, 1999; and

     3. The description of our common stock contained in Item 1 of our Form 8-A filed with the SEC on October 19, 1992.

     We will provide a copy of each of the documents incorporated by reference upon your request at no cost. You may request a copy of these filings by writing or telephoning us at the following address:

        The National Registry Inc.
        c/o Investor Relations
        2502 Rocky Point Drive, Suite 100
        Tampa, Florida 33607
        (813) 636-0099

     This prospectus is a part of a registration we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

     SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of common stock (or the perception that such shares could occur) in the public market could adversely affect the market price of our common stock. As of March 31, 1999, approximately 5,029,130 shares were freely tradeable. The selling stockholders may sell up to 10,316,381 shares of common stock pursuant to this prospectus plus such indeterminable additional number of shares of common stock issuable upon exercise of the warrants and options whose common stock is covered by this prospectus, in the event certain anti-dilution provisions become operative. All such shares will become freely tradeable upon their issuance or sale pursuant to this prospectus.

     All of the remaining approximately 1,420,919 outstanding shares of common stock may be sold in the future in compliance with Rule 144 promulgated under the Securities Act (ARule 144") or upon any registration thereof under the Securities Act. Pursuant to Rule 144, a person holding restricted shares of common stock for a period of one year may sell every three months in "brokers transactions" and/or "market maker" transactions (each as defined in Rule 144) an amount equal to the greater of (i) one percent (1%) of the issued and outstanding common stock or (ii) the average weekly reported trading volume of the common stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares of common stock without any quantity limitation by a person who is not an affiliate of ours at the time of such sale and during the three months preceding such sale and who has satisfied a two-year holding period.

     As of March 31, 1999, there have been granted and are outstanding under the Plan options to purchase an aggregate of approximately 1,690,668 shares of common stock at prices ranging from approximately $.64 to approximately $4.68 per share. To such date, options exercisable for approximately 813,031 shares of common stock have vested. Our Board of Directors can grant under the Plan in the future options to acquire an additional 497,362 shares of common stock. To the extent that the market price of common stock at the time of exercise exceeds the exercise price, the exercise of these options, if at all, would have a dilutive effect. Further, holders of the foregoing options are likely to exercise them at a time when we could receive funds from the sale our securities at a higher price. We have registered under the Securities Act all of the shares of common stock that may be issued upon exercise of the foregoing stock options as well as options that may be granted under the foregoing plan in the future.

     Accordingly, such shares of common stock, when issued, will be eligible for sale by the holders thereof without further registration or compliance with the requirements of Rule 144 (except that affiliates of ours must comply with the volume limitations of Rule 144).

     PLAN OF DISTRIBUTION

     The selling stockholders may offer their shares of common stock at various times in one or more of the following transactions:

     o on the NASDAQ SmallCap Market;

     o in the over-the-counter market;

     o in transactions other than on the NASDAQ SmallCap Market or in the over-the-counter market;

     o in privately negotiated transactions;

     o in connection with short sales of the NRI shares;

     o by pledge to secure debts and other obligations;

     o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

     o in a combination of any of the above transactions.

     The selling stockholders may sell their shares of common stock at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

     When the selling stockholders sell their shares of common stock, we would prepare a prospectus supplement if necessary. A prospectus supplement would list the number of shares of common stock being offered and the terms of the offering, including the proposed selling price to the public. The selling stockholders may use broker-dealers to sell their NRI shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of NRI shares for whom they acted as agents.

     In connection with this registration of common stock, we will pay all of the expenses, including, but not limited to, fees and expenses with respect to required Securities and Exchange Commission and Nasdaq filings and in compliance with applicable state securities or blue sky laws. We will not pay underwriting discounts and selling commissions, or the fees and expenses of any counsel or other advisors for the selling stockholders.

                                     EXPERTS

     Our financial statements appearing in the Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

TABLE OF CONTENTS
-----------------

About NRI                                    2

Risk Factors                                 3

Use of Proceeds                              8

Selling Stockholders                         8

Description of Capital Stock                 10

Plan of Distribution                         16

Experts                                      17

Information Not Required in Prospectus       II-1

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

           Securities and Exchange Commission registration fee   $ 7,081
                                                                 -------
           NASD Listing Fee ..................................   $ 7,500
                                                                 -------
           Accounting fees and expenses ......................   $10,000
                                                                 -------
           Legal fees and expenses ...........................   $30,000
                                                                 -------
           Miscellaneous .....................................   $ 2,419
                                                                 -------
                 Total .......................................   $57,000
                                                                 -------

 *Estimated.

     None of the expenses of issuance and distribution of the shares to the selling stockholder is to be borne by the selling stockholder.

Item 15.   Indemnification of Directors and Officers.

     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an "agent"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

     Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted as an agent against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 of the DGCL further provides, among other things, that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled. Indemnification provided for by Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators. Section 145 of the DGCL also empowers the corporation to purchase and maintain insurance on behalf of an Agent of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL. Article Ninth of the Certificate of Incorporation and Article VI of the Bylaws entitles our officers and directors to indemnification to the full extent permitted by Section 145 of the DGCL. Article VI of the Bylaws allows us to purchase insurance for the benefit of our officers and directors.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (including certain unlawful dividends or stock repurchases); or (iv) for any transaction from which the director derived an improper personal benefit. Article Tenth of the Certificate of Incorporation provides that none of our directors shall have any personal liability to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, provided that such provision does not limit or eliminate the liability of any director (i) for breach of such director's duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) under Section 174 of the DGCL (involving certain unlawful dividends or stock repurchases); or (iv) for any transaction from which such director derived an improper personal benefit. Amendment to such article does not affect the liability of any director for any act or omission occurring prior to the effective time of such amendment.

     We provide insurance from commercial carriers against certain liabilities incurred by its directors and officers.

Item 16.   Exhibits.

EXHIBIT
NO.                                             DESCRIPTION

3.1 Articles of Incorporation, as amended to date, of the Company (incorporated by reference to Exhibit 3.1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992).

3.2 By-laws of the Company (incorporated by reference to Exhibit 3.3 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991).

3.3 Certificate of Amendment to Certificate of Incorporation of the Company, dated as of July 2, 1996 (incorporation by reference to Exhibit 3.3 of the Company's Annual Report for the fiscal year ended December 31, 1996).

3.4 Certificate of Amendment to Certificate of Incorporation of the Company, dated as of May 26, 1998 (incorporation by reference to Exhibit 3.4 of the Company's Annual Report for the fiscal year ended December 31, 1998).

4.1 Certificate of the Voting Powers, Designations, Preferences, Rights, Qualifications, Limitations and Restrictions of the Series A Preferred Stock of the Company (incorporated by reference to Exhibit 4.1 of the Company's Quarterly Report on Form 10-Q for the period ended March 31,1997).

10.1 Agreement and Plan of Merger dated as of December 24, 1991 between the Company, Topsearch and Top Search Merging Corp. (incorporated by reference to the Company's Report on Form 8-K, dated December 24, 1991).

10.4 License Agreement, dated as of April 1, 1992, by and between Cogent Systems, Inc. and the Company (confidential treatment requested) (incorporated by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1992).

10.5 Stock Purchase Agreement, dated as of April 28, 1992, by and between Home Shopping Network and the Company (incorporated by reference to Exhibit 10.2 of the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1992).

10.10 Letter of Intent, dated as of March 9, 1995 (incorporated by reference from the Exhibits to the Company's Report on Form 8-K, dated March 1,1995).

10.11 Stock Purchase Agreement, dated as of March 14, 1995, by and among the Company, RMS Limited Partnership ("RMS") and Francis R. Santangelo (incorporated by reference from the Exhibits to the Company's Report on Form 8-K, dated March 14, 1995).

10.14 Stockholders' Voting Agreement, dated as of March 14, 1995, by and between J. Anthony Forstmann and RMS (incorporated by reference from the Exhibits to the Company's Report on Form 8-K, dated March 14, 1995).

10.18 Form of Warrant, dated February 5, 1997 (incorporated by reference to Exhibit 10.2 of the Company's Report on Form 8-K, dated February 6, 1997).

23           Consent of Ernst & Young LLP


Item 17.   Undertakings.

     The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Tampa, State of Florida, on April 6, 1999.

                                  THE NATIONAL REGISTRY INC.

                                  By: /s/ JEFFERY P. ANTHONY
                                     ------------------------------------------
                                     Name: Jeffrey P. Anthony
                                     Title:President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: April 6, 1999                  /s/ JEFFERY R. ANTHONY
                                    -------------------------------------------
                                    Jeffrey P. Anthony
                                    Chairman, President, Chief Executive Officer
                                    and Director


Date: April 6, 1999                  /s/ JAMES W. SHEPPERD
                                    -------------------------------------------
                                    James W. Shepperd
                                    Chief Financial Officer
                                    (Principal Financial Officer and Principal
                                    Accounting Officer)


Date: April 6, 1999                  /s/ HECTOR J. ALCALDE
                                    -------------------------------------------
                                    Hector J. Alcalde
                                    Director

Date: April 6, 1999                  /s/ FRANK M. DEVINE
                                    -------------------------------------------
                                    Frank M. Devine
                                    Director


Date: April 6, 1999                  /s/ J. ANTHONY FORSTMANN
                                    -------------------------------------------
                                    J. Anthony Forstmann
                                    Director


Date: April 6, 1999                  /s/ O. G. GREENE
                                    -------------------------------------------
                                    O. G. Greene
                                    Director


Date: April 6, 1999                  /s/ DONALD C. KLOSTERMAN
                                    -------------------------------------------
                                    Donald C. Klosterman
                                    Director


Date: April 6, 1999                  /s/ ROBERT J. ROSENBLATT
                                    -------------------------------------------
                                    Robert J. Rosenblatt
                                    Director


Date: April 6, 1999                  /s/ FRANCIS R. SANTANGELO
                                    -------------------------------------------
                                    Francis R. Santangelo
                                    Director

                                 EXHIBIT INDEX


EXHIBIT                            DESCRIPTION
-------                            -----------

23           Consent of Ernst & Young LLP